Exhibit 10.3

Execution Copy

GUARANTY

dated as of November 15, 2013

among

THE HANOVER INSURANCE GROUP, INC.

and

LLOYDS BANK PLC,

as Facility Agent and Security Agent

i

TABLE OF CONTENTS*

*	The Table of Contents is not part of the Guaranty.

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Table of Contents (Cont.)

		Page

Section 7.03	Benefit of Agreement	36
Section 7.04	No Waivers; Non-Exclusive Remedies	36
Section 7.05	Amendments and Waivers	36
Section 7.06	Governing Law; Submission to Jurisdiction	36
Section 7.07	Limitation of Law; Severability	37
Section 7.08	Counterparts; Integration; Effectiveness	37
Section 7.09	WAIVER OF JURY TRIAL	37
Section 7.10	Termination	37

Schedules:

Schedule 1.01	–	Permitted Liens
Schedule 4.01	–	Subsidiaries
Schedule 4.04(a)	–	Financial Debt
Schedule 4.04(g)	–	Burdensome Agreements

Exhibits:

Exhibit A	–	Compliance Certificate

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This Guaranty Agreement (this “Agreement”) dated as of November 15, 2013 by THE HANOVER INSURANCE GROUP, INC., a Delaware Corporation (the “Guarantor”), LLOYDS BANK PLC, as Facility Agent for itself and on behalf of the Finance Parties (the “Facility Agent”) and LLOYDS BANK PLC, as Security Agent on behalf of the Overdraft Provider (the “Security Agent”).

RECITALS

Chaucer Holdings plc, a public limited company incorporated in England and Wales (the “Account Party”), and a subsidiary of the Guarantor, is party to a Standby Letter of Credit Facility dated as of November 28, 2011, as amended and restated by that certain Amendment and Restatement Agreement (the “Amendment and Restatement Agreement”) dated November 15, 2013 (as further amended, restated, supplemented, extended (including, without limitation, as extended pursuant to Clause 8 (Termination of Letters of Credit) thereof), or otherwise modified in writing from time to time, the “Facility Agreement”) with certain Lenders from time to time party thereto, and Lloyds Bank plc, as Facility Agent and Security Agent. The Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by the Facility Agreement. It is a condition precedent to the issuance of Letters of Credit by the Lenders under the Facility Agreement that the Guarantor shall have executed and delivered this Guaranty. Capitalized terms used herein but undefined shall have the meanings ascribed to such terms in the Facility Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to issue Letters of Credit under the Facility Agreement, the Guarantor hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Account Party” has the meaning set forth in the Recitals hereof.

“Acquisition” means any transaction, or any series of related transactions, by which the Guarantor and/or any of its Subsidiaries directly or indirectly (i) acquires any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) Control of at least a majority in ordinary voting power of the securities of a Person which have ordinary voting power for the election of directors or (iii) otherwise acquires Control of a more than 50% ownership interest in any such Person.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent, together with its successors and assigns appointed under the Hanover Credit Agreement.

“Affiliate” means, with respect to a specified Person, another Person that, directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the avoidance of doubt:

(a)	any Lloyd’s syndicate which is not a legal entity and has no power to enter into contracts or other binding obligations shall not be deemed to be an Affiliate of the Guarantor.

(b)	in relation to The Royal Bank of Scotland plc, shall include The Royal Bank of Scotland N.V. and each of its subsidiaries or subsidiary undertakings but shall not include:

(i)	the UK Government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof); or

(ii)	any persons or entities controlled by or under common control with the UK Government or any member or instrumentality thereof (including Her Majesty’s Treasury and UK Financial Investments Limited) which are not part of The Royal Bank of Scotland Group plc and its subsidiary or subsidiary undertakings (including The Royal Bank of Scotland N.V. and each of its subsidiary or subsidiary undertakings).

“Agreement” has the meaning set forth in the preamble hereof.

“Amendment and Restatement Agreement” has the meaning set forth in the Recitals hereof.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Guarantor or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute, and all regulations from time to time promulgated thereunder.

“CIC” means Citizens Insurance Company of America, a property and casualty insurance company organized under the laws of Michigan as a corporation.

“CitySquare Project” means the CitySquare development in Worcester, Massachusetts as described in Form 10-K of The Hanover Insurance Group, Inc. for the fiscal year ended December 31, 2010.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consolidated” refers to the consolidation of accounts of the Guarantor and its Subsidiaries in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any future, present, or former employee, director, officer or consultant of the Guarantor and its Subsidiaries, any other Person, which directly or indirectly is in Control of, is Controlled by, or is under common Control with such Person and is organized by such Person (or any Person Controlling such Person) primarily for making direct or indirect equity investments in the Guarantor or its Subsidiaries.

“CSL” means Chaucer Syndicates Limited.

“Debt” of any Person means, without duplication, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of Property or services (other than trade payables and accrued expenses incurred in the ordinary course of business and not overdue by more than 90 days), (d) obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (e) Debt of others secured by a Lien on the Property of such Person, whether or not the Debt so secured has been assumed by such Person, (f) obligations of such Person under Guaranties in respect of Debt of others (including any obligations constituting Limited Originator Recourse in respect of Debt of a Securitization Subsidiary), (g) without duplication, (A) obligations of such Person in respect of Hybrid Securities (disregarding clause (ii) of the definition thereof) and (B) in each case, Disqualified Equity

Interests (disregarding clause (ii) of the definition thereof) and Preferred Securities (disregarding clause (ii) of the definition thereof) requiring repayments, prepayments, mandatory redemptions or repurchases prior to 91 days after Final Maturity Date, with the amount of Debt represented by such Disqualified Equity Interest or Preferred Security being equal to the greater of its voluntary or involuntary liquidation amount and its maximum fixed repurchase price or redemption amount, (h) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person, (i) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date and (j) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a “Default” under (and as defined in) the Facility Agreement.

“Discharge of Finance Obligations” has the meaning specified in Section 2.04.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) (a) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as the rights of holder thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Guaranteed Obligations that are accrued and payable, (b) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (c) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (y) debt securities or (z) any Equity Interest referred to in (a) or (b) above, and (ii) requires no such repayments, prepayments, mandatory redemptions or repurchases, in each case in the foregoing clauses (a), (b) and (c), prior to 91 days after the Final Maturity Date; provided that (1) if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Guarantor or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Guarantor or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (2) no such Equity Interests held by any future, present or former employee, director, officer or individual consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Guarantor (or any of its Subsidiaries) shall be considered Disqualified Equity Interests because such Equity Interests are redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Effective Date” means the “Effective Date” under (and as defined in) the Amendment and Restatement Agreement.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Facility Agent or any other Person, providing for access to data protected by passcodes or other security system.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Issuance” means any issuance or sale by the Guarantor or any of its Subsidiaries after the date of this Agreement of Equity Interests, other than (a) any such issuance or sale by a Subsidiary of the Guarantor to the Guarantor or to a Wholly-Owned Subsidiary of the Guarantor, (b) any capital contribution by the Guarantor or a Wholly-Owned Subsidiary of the Guarantor to any Subsidiary of the Guarantor, (c) stocks, warrants, options or other rights to obtain Equity Interests issued to directors, officers, consultants and other employees of the Guarantor or any of its Subsidiaries or (d) any sale or disposition of a non-Material Subsidiary.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Guarantor, is treated as a single employer under section 414(b) or (c) of the Code or, solely for purposes of section 302 of ERISA and section 412 of the Code, is treated as a single employer under section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a determination that a Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA); (c) the failure to timely make a contribution required to be made with respect to any Plan or any Multiemployer Plan; (d) a determination that a Multiemployer Plan is, or is expected to be, in “endangered status” or “critical status” (each as defined or Section 305(b) of ERISA); (e) the incurrence by the Guarantor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Guarantor or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Guarantor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Guarantor or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Guarantor or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (i) the occurrence of a non-exempt prohibited transaction under section 406 of ERISA or section 4975 of the Code which could reasonably be expected to result in liability to the Guarantor or any of its ERISA Affiliates.

“Event of Default” means an “Event of Default” under (and as defined in) the Facility Agreement.

“Existing Guaranty Agreement” means that certain Guaranty Agreement dated as of November 28, 2011 among Hanover Insurance Group, Inc., as guarantor, and Lloyds TSB Bank PLC, as facility agent and security agent.

“Facility Agent” has the meaning set forth in the preamble hereof.

“Facility Agreement” has the meaning set forth in the Recitals hereof.

“FATCA” means “FATCA” under (and as defined in) the Facility Agreement.

“FATCA Deduction” means “FATCA Deduction” under (and as defined in) the Facility Agreement.

“Financial Debt” means, without duplication, Debt of the kinds set forth in clauses (a), (b), (d) or (g) of the definition of Debt, or of the kinds set forth in clauses (e) or (f) thereof to the extent relating to Debt of the type referred to in (a), (b), (d) and (g) of the definition thereof.

“Final Maturity Date” means, (i) so long as the Hanover Credit Agreement is in full force and effect, the Hanover Commitment Termination Date or (ii) otherwise, the date of the Discharge of Finance Obligations.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Documents” means the “Guaranteed Documents” under (and as defined in) the Facility Agreement.

“Guaranteed Obligations” has the meaning specified in Section 2.01.

“Guarantor” has the meaning set forth in the preamble hereof.

“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or to advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or as an account party in respect of any letter of credit or letter of guarantee issued to support such Debt; provided that the term “Guaranty” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) credit insurance or payment obligations under insurance policies or surety bonds issued by the Guarantor and its Subsidiaries in the ordinary course of business.

“Hanover Business Day” means a day on which banks are not required or authorized to close in New York City and Charlotte, North Carolina.

“Hanover Commitment Termination Date” means November 12, 2018, as the same may be extended (in the case of each lender consenting thereto) pursuant to Section 2.22 of the Hanover Credit Agreement; provided that if such date is not a Hanover Business Day, the Hanover Commitment Termination Date shall be the immediately preceding Hanover Business Day.

“Hanover Credit Agreement” means that certain $200,000,000 Credit Agreement, dated as of November 12, 2013 among the Guarantor, as Borrower, the Lenders named therein and JPMorgan Chase Bank, N.A., as Administrative Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

“HIC” means The Hanover Insurance Company, a property and casualty insurance company organized under the laws of New Hampshire as a corporation.

“Hybrid Securities” means securities (i) that afford equity benefit to the issuer thereof (under the procedures and guidelines of S&P) by having ongoing payment requirements that are more flexible than interest payments associated with conventional indebtedness for borrowed money and by being contractually subordinated to such indebtedness and (ii) that require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to 91 days after the Final Maturity Date.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Guarantor that is not guaranteed by any other person or entity or subject to any other credit enhancement.

“Insurance Regulatory Authority” means, for any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in the state or other jurisdiction in which such Insurance Subsidiary is domiciled (including “commercially domiciled” as that term is defined under relevant state law), including, for the avoidance of doubt, the Society and Corporation of Lloyd’s.

“Insurance Subsidiary” means a Subsidiary of the Guarantor that is licensed to do an insurance or reinsurance business.

“Leverage Ratio” means, at any time, the ratio of (i) Modified Total Debt to (ii) Total Capitalization.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor.

“Limited Originator Recourse” means a letter of credit, revolving loan commitment, cash collateral account or other such credit enhancement issued in connection with the incurrence of Financial Debt by a Securitization Subsidiary in connection with a Securitization Transaction; provided that, the aggregate amount of such letter of credit reimbursement obligations and the aggregate available amount of such revolving loan commitments, cash collateral accounts or other such credit enhancements of the Guarantor and any of its Subsidiaries (other than any other Securitization Subsidiary) shall not exceed 10% of the principal amount of such Financial Debt at any time.

“Margin Stock” means margin stock within the meaning of Regulation U.

“Material Adverse Change” or “Material Adverse Effect” means a material adverse change in or effect on (i) the business, financial condition or results of operations of the Guarantor and its Subsidiaries, taken as a whole, or (ii) the ability of the Guarantor to perform its obligations under this Agreement, or (iii) the legality, validity or enforceability of this Agreement.

“Material Insurance Subsidiary” means any of CIC, HIC and CSL and any other Insurance Subsidiary that constitutes a Material Subsidiary.

“Material Subsidiary” means any Subsidiary of the Guarantor, other than any Subsidiary the book value of whose assets do not constitute more than 5% of the book value (determined on a Consolidated basis) of the total assets of the Guarantor and its Subsidiaries.

“Modified Total Debt” means, at any time, the sum of the following:

(a) Total Debt plus

(b) without duplication, the amount (if any) by which (i) the aggregate outstanding amount of all Hybrid Securities that is attributed to Net Worth pursuant to clause (b) of the definition of “Net Worth” plus (ii) the portion of all Preferred Securities issued by the Guarantor or any

Subsidiary (other than any Securitization Subsidiary) that is deemed to constitute equity, as determined in accordance with S&P’s methodology at such time plus (iii) the portion of all Disqualified Equity Interests issued by the Guarantor or any Subsidiary (other than any Securitization Subsidiary) that is deemed to constitute equity, as determined in accordance with S&P’s methodology at such time plus (iv) the portion of all Specified Convertible Debt Securities issued by the Guarantor or any Subsidiary (other than any Securitization Subsidiary) that is deemed to constitute equity, as determined in accordance with S&P’s methodology at such time, exceeds 15% of Total Capitalization.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means a multiemployer plan as defined in section 4001(a)(3) of ERISA.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing substantially similar advisory, coordination or other like functions among insurance departments, insurance commissions and similar governmental authorities of the various states of the United States of America toward the promotion of uniformity in the practices of such governmental authorities.

“Net Equity Proceeds” means, with respect to any Equity Issuance, the aggregate amount of all cash received by the Guarantor and its Subsidiaries (other than any Securitization Subsidiaries) in respect of such Equity Issuance net of all reasonable fees and expenses incurred by the Guarantor and its Subsidiaries in connection therewith.

“Net Worth” means, at any time, the sum of the following for the Guarantor and its Subsidiaries (other than any Securitization Subsidiaries) (determined on a Consolidated basis without duplication in accordance with GAAP):

(a) total shareholders’ equity of the Guarantor determined in accordance with GAAP; provided that the net unrealized appreciation and depreciation of securities that are classified as available for sale and are subject to ASC 320 shall be excluded, plus

(b) without duplication of clauses (c) and (d) hereof, solely for purposes of determining “Total Capitalization” the portion of all outstanding Hybrid Securities that is deemed to constitute equity, as determined in accordance with S&P’s methodology at such time, minus

(c) without duplication of clauses (b) and (d) hereof, solely for purposes of determining “Total Capitalization” the portion of all outstanding Preferred Securities that is deemed to constitute indebtedness, as determined in accordance with S&P’s methodology at such time, minus

(d) without duplication of clauses (b) and (c) hereof, solely for purposes of determining “Total Capitalization” the portion of all outstanding Disqualified Equity Interests that is deemed to constitute indebtedness, as determined in accordance with S&P’s methodology at such time.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“PATRIOT Act” means USA PATRIOT Act (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Liens” means any of the following Liens:

(a) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction contractors’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings and Liens securing judgments or orders for the payment of money but only to the extent not resulting in an Event of Default under Clause 26.7 (Events of Default, Failure to Comply with Final Judgment) of the Facility Agreement;

(c) pledges or deposits made (i) in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pensions, other social security legislation and other statutory obligations and in each case in compliance therewith, (ii) to secure in the ordinary course of business the performance of bids, tenders, contracts or leases, (iii) to secure statutory obligations, surety and customs bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) in the ordinary course of business, (iv) to secure stay and appeal bonds, (v) to secure indemnity, performance or other similar bonds in the ordinary course of business, or (v) in connection with contested amounts in the ordinary course of business;

(d) encumbrances in the nature of (i) easements, (ii) rights-of-way, (iii) zoning restrictions or similar laws or rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property, (iv) leases and subleases (other than any capital leases or synthetic leases), and licenses and sublicenses, (v) encroachments, protrusions and other similar encumbrances and restrictions on the use of real property or minor imperfections in title thereto, (vi) landlords’ and lessors’ Liens on rented premises, and (vii) restrictions on transfers or assignment of leases, which in each case do not secure monetary obligations and do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Guarantor or any of its Subsidiaries;

(e) Liens arising under escrows, trusts, custodianships, separate accounts, funds withheld procedures, and similar deposits, arrangements, or agreements established with respect to insurance or reinsurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or Reinsurance Agreements entered into by, the Guarantor or any Insurance Subsidiary in the ordinary course of business;

(f) deposits with Insurance Regulatory Authorities;

(g) Liens securing obligations under letters of credit issued for the benefit of Insurance Regulatory Authorities and letters of credit issued in support of funds at the Society and Corporation of Lloyd’s requirements, including as permitted under Section 4.04(a)(xiv);

(h) Liens granted by Securitization Subsidiaries in connection with Securitization Transactions;

(i) Liens on Property of any Person that becomes a Subsidiary of the Guarantor after the date hereof, provided that such Liens are in existence at the time such Person becomes a Subsidiary of the Guarantor and were not created in anticipation thereof;

(j) Liens upon real and/or tangible personal Property acquired after the date hereof (by purchase, construction or otherwise) by the Guarantor or any of its Subsidiaries, each of which Liens either (A) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (B) was created solely for the purpose of securing Debt representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property, provided that no such Lien shall extend to or cover any Property of the Guarantor or such Subsidiary other than the Property so acquired and improvements thereon;

(k) Liens on securities or financial instruments arising out of (i) repurchase (and reverse repurchase) agreements for liquidity or yield enhancement purposes and in no event outstanding for a period exceeding ninety (90) days in each case and (ii) other investment strategies with respect to securities and financial instruments in each case entered into in the ordinary course of business and on ordinary business terms;

(l) the sale of delinquent accounts receivable for collection in the ordinary course of business;

(m) Liens in existence on the date hereof and set forth in Schedule 1.01 (and any extension, renewal or replacement thereof permitted under Section 4.04(a)(xvi);

(n) Liens in favor of a Federal Home Loan Bank to secure borrowings from such Federal Home Loan Bank in the ordinary course of business and on ordinary business terms pursuant to a membership in such Federal Home Loan Bank;

(o) Liens on deposits made in connection with the discharge, defeasance or redemption of Debt;

(p) Liens securing Debt permitted under Section 4.04(a)(v);

(q) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law or under customary contractual provisions encumbering deposits or other funds maintained with such banking or other financial institution (including the right of set off and grants of security interests in deposits and/or securities held by such banking or other financial institution) and that are within the general parameters customary in the banking industry;

(r) Liens deemed to exist in connection with reasonable customary initial deposits, margin deposits and similar Liens attaching to brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(s) Liens arising from Uniform Commercial Code financing statements or similar filings that have not been authorized by the Guarantor or a Subsidiary of the Guarantor;

(t) Liens solely on any cash earnest money deposits made by the Guarantor or any of its Subsidiaries in connection with any letter of intent or purchase agreement, provided that any such Lien is in existence for a period of no longer than one year;

(u) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(v) Customary rights of first refusal and tag, drag and similar rights relating to the sale of equity in joint venture agreements and franchise agreements entered into in the ordinary course of business;

(w) Liens on cash or securities to secure Hedge Agreements and obligations under other derivatives transactions entered into in the ordinary course of business and not for speculative purposes; provided that the amount of Debt secured by such Liens shall not exceed $150,000,000 at any time outstanding;

(x) Liens arising from the deposit of cash, securities or other property into collateral or reinsurance trusts for the benefit of ceding companies or Insurance Regulatory Authorities;

(y) Liens arising in connection with securities lending transactions entered into in the ordinary course of business, for liquidity or yield enhancement purposes and in no event outstanding for a period exceeding two hundred and seventy (270) days in each case; and

(z) Liens securing Debt in an aggregate principal amount at any time outstanding not to exceed $25,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Government Authority or other entity.

“Plan” means an employee benefit or other plan established or maintained by the Guarantor or any ERISA Affiliate and that is covered by Title IV of ERISA, including a Multiemployer Plan.

“Preferred Securities” of any Person shall mean any preferred Equity Interests (or capital stock) of such Person that (i) have preferential rights with respect to dividends or redemptions or upon liquidation or dissolution of such Person over shares of common Equity Interests (or capital stock) of any other class of such Person and (ii) that require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to 91 days after the Final Maturity Date.

“Property” of any Person means any property or assets, or interest therein, of such Person.

“Public Lenders” means the Lenders that do not wish to receive material non-public information with respect to the Guarantor, its Subsidiaries or their securities.

“RBC Ratio” of any Person means, at any time, the ratio of (i) “Total Adjusted Capital” of such Person to (ii) the amount equal to (x) “Authorized Control Level Risk-Based Capital” of such Person multiplied by (y) 2, as such terms are defined by the Insurance Regulatory Authority of the State in which such Person is incorporated, as amended from time to time. Using the annual SAP Financial Statements form prescribed by the NAIC Risk-Based Capital (RBC) for Insurers Model Act for the year ended December 31, 2012 (the “Convention Blank”), the RBC Ratio as of December 31, 2012 is equal to the quotient of (a) the amount that appears on line 28 on page 17 of the Convention Blank divided by (b) the amount equal to (x) the amount that appears on line 29 on page 17 of the Convention Blank multiplied by (y) 2.

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act of 1933 and the Securities and Exchange Act of 1934 as in effect from time to time.

“Regulations T, U and X” means Regulations T, U and X issued by the Board of Governors of the Federal Reserve System, as from time to time amended.

“Reinsurance Agreement” means any agreement, contract, treaty or other arrangement whereby other insurers assume insurance from the Guarantor or any Insurance Subsidiary.

“Responsible Officer” of the Guarantor means the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, any Executive Vice President, any Senior Vice President, or any Vice President of the Guarantor.

“Restricted Payments” means (a) any cash dividend or other distribution in cash with respect to any Equity Interests in any Person, or any cash payment, including any sinking fund or similar cash deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person and (b) any prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof in any manner of any Subordinated Indebtedness of any Person (it being understood that payments of regularly scheduled principal and interest payments shall not constitute a Restricted Payment).

“Restricted Payment Event of Default” means (i) while the Hanover Credit Agreement is in full force and effect, any “Event of Default” (as such term is defined in the Hanover Credit Agreement) under Section 7.01(a), Section 7.01(c) (only if such Event of Default arises due to the Guarantor’s failure to perform or observe any term, covenant or agreement contained in Section 5.01(a), Section 5.01(b) or Section 6.01 of the Hanover Credit Agreement), Section 7.01(d), Section 7.01(e), Section 7.01(f), or Section 7.01(j) of the Hanover Credit Agreement or (ii) otherwise, any Event of Default under Clause 26.1 (Events of Default, Non-Payment), Clause 26.2 (Events of Default, Financial Condition and Other Specific Covenants), Clause 26.3 (Events of Default, Other Obligations) (only if such Event of Default arises due to the Guarantor’s failure to perform or observe any term, covenant or agreement contained in Section 4.02(a)(i), Section 4.02(a)(ii) or Section 4.03), Clause 26.6 (Events of Default, Cross Default), Clause 26.8 (Events of Default, Insolvency), Clause 26.9 (Events of Default, Insolvency Proceedings), Clause 26.13 (Events of Default, Repudiation) or Clause 26.26 (Events of Default, US Bankruptcy Proceeding) of the Facility Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“SAP” means the accounting procedures and practices prescribed or permitted by the applicable Insurance Regulatory Authority.

“SEC” means the United States Securities and Exchange Commission.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions and with respect to which such Sanctions apply to all Persons in such country or territory (for example, as of the date of this Agreement, Cuba), as opposed to any country or territory with respect to which Sanctions are applicable only to Persons listed in any Sanctions-related list.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person controlled by any such Person.

“Securitization Subsidiary” shall mean a Subsidiary which engages in no activities other than in connection with the financing of accounts receivable or portfolio investments of the Guarantor or any other Subsidiary (a) no portion of the Debt or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Guarantor or any other Subsidiary (other than another Securitization Subsidiary) (excluding guarantees of obligations (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings or Limited Originator Recourse), (ii) is recourse to or obligates the Guarantor or any other Subsidiary (other than another Securitization Subsidiary) in any way (other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse) or (iii) subjects any property or asset of the Guarantor or any other Subsidiary (other than another Securitization Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (b) with which neither the Guarantor nor any of its Subsidiaries (other than another Securitization Subsidiary) has any contract, agreement, arrangement or understanding (other than pursuant to the documentation entered into in connection with any Securitization Transaction (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Guarantor or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Guarantor, and (c) to which neither the Guarantor nor any other Subsidiary of the Guarantor (other than another Securitization Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse).

“Securitization Transaction” means any transaction or series of transactions that may be entered into by the Guarantor or any of its Subsidiaries pursuant to which the Guarantor or such Subsidiary, as the case may be, may sell, convey or otherwise transfer assets to any special purpose, bankruptcy-remote Subsidiary in a true sale transaction and such special purpose Subsidiary incurs Financial Debt to finance the purchase of such assets, provided that there shall be no recourse under any such securitization to the Guarantor or any of its other Subsidiaries other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse.

“Security Agent” has the meaning set forth in the preamble hereof.

“Solvent” means, with respect to any Person at any time, that (a) the fair value of the Property of such Person is greater than the total amount of liabilities (including without limitation contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in a business and is not about to engage in a business for which such Person’s Property would constitute an unreasonably small capital.

“Specified Convertible Debt Securities” means any debt securities the terms of which provide for the conversion thereof into Equity Interests, cash or a combination of Equity Interests and cash and (i) that afford equity benefit to the issuer thereof (under the procedures and guidelines of S&P) by having ongoing payment requirements that are more flexible than interest payments associated with conventional indebtedness for borrowed money and by being contractually subordinated to such indebtedness and (ii) that require no repayments or prepayments and no mandatory redemptions or repurchases of principal payable in cash, in each case, prior to 91 days after the Final Maturity Date.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Guarantor or any Subsidiary in connection with any Securitization Transaction that are customary in comparable non-recourse securitization transactions.

“Statutory Statement” means, as to any Material Insurance Subsidiary, a statement of the condition and affairs of such Material Insurance Subsidiary, prepared in accordance with SAP, and filed with the applicable Insurance Regulatory Authority.

“Subordinated Indebtedness” means any Debt of the Guarantor or any Subsidiary the payment of which is contractually subordinated in right of payment to the obligations under this Agreement.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such other Person (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such first Person or by such first Person and one or more Subsidiaries of such first Person. For the avoidance of doubt, any Lloyd’s syndicate which is not a legal entity and has no power to enter into contracts or other binding obligations shall not be deemed to be a Subsidiary of the Guarantor.

“Total Capitalization” means, at any time, the sum of (a) Total Debt plus (b) Net Worth.

“Total Debt” means, at any time, an amount equal to the aggregate outstanding principal amount of Debt of the Guarantor and its Subsidiaries (other than any Securitization Subsidiary) of the kinds set forth in clauses (a) through (g) of the definition of Debt determined on a Consolidated basis without duplication in accordance with GAAP, but without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (ASC 825) (or any similar accounting principle) permitting a Person to value its financial liabilities or indebtedness at the fair value thereof; provided, that solely for purposes of determining “Total Debt,” (i) without duplication of clauses (ii), (iii) and (iv) hereof, the outstanding principal amount of Debt attributed to any Hybrid Security shall be deemed equal to the portion of such Hybrid Security that is deemed to constitute indebtedness, as determined in accordance with S&P’s methodology at such time, (ii) without duplication of clauses (i), (iii) and (iv) hereof, the outstanding principal amount of Debt attributed to any Disqualified Equity Interest shall be deemed equal to the portion of such Disqualified Equity Interest that is deemed to constitute indebtedness, as determined in accordance with S&P’s methodology at such time, (iii) without duplication of clauses (i), (ii) and (iv) hereof, the outstanding principal amount of Debt attributed to any Preferred Security shall be deemed equal to the portion of such Preferred Security that is deemed to constitute indebtedness, as determined in accordance with S&P’s methodology at such time and (iv) without duplication of clauses (i), (ii) and (iii) hereof, the outstanding principal amount of Debt attributed to any Specified Convertible Debt Securities shall be deemed equal to the portion of such Specified Convertible Debt Securities that is deemed to constitute indebtedness, as determined in accordance with S&P’s methodology at such time.

“UKGAAP” means generally accepted accounting principles in the United Kingdom as in effect from time to time.

“Wholly-Owned Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or Controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” has the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if the Guarantor notifies the Facility Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Facility Agent notifies the Guarantor that the Lenders, in accordance with the Facility Agreement, request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. To enable the ready and consistent determination of compliance with the covenants set forth in Section 4.03, the Guarantor will cause the last day of its fiscal year to be December 31.

ARTICLE II

GUARANTY

Section 2.01 The Guaranty. The Guarantor unconditionally guarantees, as a primary obligor and not merely as a surety the due and punctual payment of any amounts due under or in connection with any Guaranteed Document, together with all renewals, modifications, consolidations or extensions thereof and whether now or hereafter due, owing or incurred in any manner, whether actual or contingent, whether incurred solely or jointly with any other Person and whether as principal or surety (and including all liabilities in connection with any notes, bills or other instruments accepted by any Guaranteed Finance Party in connection therewith), together in each case with all renewals, modifications, consolidations or extensions thereof (all such obligations being herein collectively referred to as the “Guaranteed Obligations”).

Anything contained in this Agreement to the contrary notwithstanding, the obligations of the Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render the Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state Law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of the Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of the Guarantor (i) in respect of intercompany indebtedness to any other Group Obligor or any of its Affiliates to the extent that such indebtedness (A) would be discharged or would be subject to a right of set-off in an amount equal to the amount paid by the Guarantor hereunder or (B) has been pledged to, and is enforceable by, the Security Agent on behalf of the Guaranteed Finance Parties and (ii) under any guaranty of Debt subordinated in right of payment to the Guaranteed Obligations which guaranty contains a limitation as to a maximum amount similar to that set forth in this paragraph pursuant to which the liability of the Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets of the Guarantor to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of the Guarantor pursuant to (i) applicable Law or (ii) any agreement providing for an equitable allocation among the Guarantor and any other Group Obligor and its Affiliates of obligations arising under guaranties by such parties (including the agreements in Article II of this Agreement). If the Guarantor’s liability hereunder is limited pursuant to this paragraph to an amount that is less than the total amount of the Guaranteed Obligations, then it is understood and agreed that the portion of the Guaranteed Obligations for which the Guarantor is liable hereunder shall be the last portion of the Guaranteed Obligations to be repaid.

Section 2.02 Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Guaranteed Documents, regardless of any Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guaranteed Finance Parties with respect thereto. The obligations of the Guarantor under this Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Agreement, irrespective of whether any action is brought against the Account Party or any other Group Obligor or whether the Account Party or any other Group Obligor is joined in any such action or actions. This Agreement is an absolute and unconditional guaranty of payment when due, and not of collection, by the Guarantor of the Guaranteed Obligations in each and every particular. The obligations of the Guarantor hereunder are several from those of the other Group Obligors and are primary obligations concerning which the Guarantor is the principal obligor. The Guaranteed Finance Parties shall not be required to mitigate damages or take any action to reduce, collect or enforce the Guaranteed Obligations.

The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including the existence of any claim, set-off or other right which the Guarantor may have at any time against any other Group Obligor or any Guaranteed Finance Party or any other Person, whether in connection herewith or any unrelated transactions. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any Group Obligor to any Guaranteed Finance Party under the Guaranteed Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Account Party or such Group Obligor.

Without limiting the generality of the foregoing, the obligations of the Guarantor hereunder shall not be released, discharged or otherwise affected or impaired by:

(i) any extension, renewal, settlement, compromise, acceleration, waiver or release in respect of any obligation of any Group Obligor or any Guaranteed Document or any other agreement or instrument evidencing or securing any Guaranteed Obligation, by operation of Law or otherwise;

(ii) any change in the manner, place, time or terms of payment of any Guaranteed Obligation or any other amendment, supplement or modification to the Facility Agreement or any other Guaranteed Document or any other agreement or instrument evidencing or securing any Guaranteed Obligation;

(iii) any release, non-perfection or invalidity of any direct or indirect security for any Guaranteed Obligation, any sale, exchange, surrender, realization upon, offset against or other action in respect of any direct or indirect security for any Guaranteed Obligation or any release of any other Group Obligor or any other guarantor or guarantors of any Guaranteed Obligation;

(iv) any change in the existence, structure or ownership of any Group Obligor or any insolvency, bankruptcy, reorganization, arrangement, readjustment, composition, liquidation or other similar proceeding affecting any Group Obligor or its assets or any resulting disallowance, release or discharge of all or any portion of any Guaranteed Obligation, other than in connection with the payment in full of all obligations under and termination of the Guaranteed Documents;

(v) the existence of any claim, set-off or other right which the Guarantor may have at any time against any other Group Obligor, any Guaranteed Finance Party or any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any invalidity or unenforceability relating to or against any Group Obligor for any reason of the Facility Agreement, any other Guaranteed Document or any other agreement or instrument evidencing or securing any Guaranteed Obligation or any provision of applicable Law purporting to prohibit the payment by any Group Obligor of any Guaranteed Obligation;

(vii) any failure by any Guaranteed Finance Party: (A) to file or enforce a claim against any Group Obligor or its estate (in a bankruptcy or other proceeding); (B) to give notice of the existence, creation or incurrence by any Group Obligor of any new or additional indebtedness or obligation under or with respect to the Guaranteed Obligations; (C) to commence any action against any Group Obligor; (D) to disclose to the Guarantor any facts which such Guaranteed Finance Party may now or hereafter know with regard to any Group Obligor; or (E) to proceed with due diligence in the collection, protection or realization upon any collateral securing the Guaranteed Obligations;

(viii) any direction as to application of payment by any Group Obligor or any other Person;

(ix) any subordination by any Guaranteed Finance Party of the payment of any Guaranteed Obligation to the payment of any other liability (whether matured or unmatured) of any Group Obligor to its creditors;

(x) any act or failure to act by any Guaranteed Finance Party under this Agreement or otherwise which may deprive the Guarantor of any right to subrogation, contribution or reimbursement against any other Group Obligor or any right to recover full indemnity for any payments made by the Guarantor in respect of the Guaranteed Obligations; or

(xi) any other act or omission to act or delay of any kind by any Group Obligor or any Guaranteed Finance Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of the Guarantor’s obligations hereunder.

The Guarantor has irrevocably and unconditionally delivered this Agreement to the Facility Agent and the Security Agent, for the benefit of the Guaranteed Finance Parties, and the failure by any other Group Obligor or any other Person to sign this Agreement or a guaranty similar to this Agreement or otherwise shall not discharge the obligations of the Guarantor hereunder. The irrevocable and unconditional liability of the Guarantor hereunder applies whether it is jointly and severally liable for the entire amount of the Guaranteed Obligations, or only for a pro-rata portion, and without regard to any rights (or the impairment thereof) of subrogation, contribution or reimbursement that the Guarantor may now or hereafter have against any other Group Obligor or any other Person. This Agreement is and shall remain fully enforceable against the Guarantor irrespective of any defenses that any Group Obligor may have or assert in respect of the Guaranteed Obligations, including, without limitation, failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, except that the Guarantor may assert the defense of final payment in full of the Guaranteed Obligations.

Section 2.03 Payments.

(a) Payments to be Made When Due. The Guarantor shall, forthwith on demand of the Facility Agent or (as applicable) the Security Agent following the failure of any Group Obligor to make any payment under the Guaranteed Documents when due, including following the acceleration of the maturity of any Guaranteed Obligations pursuant to Clause 26.27 (Events of Default, Acceleration and Cancellation) of the Facility Agreement, pay the aggregate amount of all Guaranteed Obligations to the Facility Agent or (as applicable) the Security Agent.

(b) General Provisions as to Payments. Each payment hereunder shall be made without set-off, counterclaim or other deduction, in immediately available funds, to the Facility Agent or (as applicable) the Security Agent at the address(es) referred to in Section 7.01.

(c) Application of Payments. All amounts from time to time received or recovered by the Facility Agent or (as applicable) the Security Agent in connection with this Agreement (the “Guaranty Payments”) shall be applied by the Facility Agent, to the extent permitted by applicable law (and subject to the provisions of this Section 2.03), in the following order of priority:

(i) in discharging any sums owing to the Facility Agent or Security Agent under the Guaranteed Documents;

(ii) in payment to the Facility Agent, on behalf of the Finance Parties (or, in the case of the Overdraft Facility, directly to Security Agent on behalf of the Overdraft Provider), for application on a pro rata basis towards the discharge of all sums due and payable by any Group Obligor under any of the Guaranteed Documents (to be applied) in accordance with Clause 33.5 (Payment Mechanics, Partial Payments) of the Facility Agreement and the Overdraft Facility Letter to the extent that it constitutes Permitted Financial Indebtedness.

(d) Investment of Proceeds. Prior to the application of the proceeds of the Guaranty Payments in accordance with subsection (c) above, the Facility Agent or (as applicable) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest-bearing suspense or impersonal account(s) in the name of the Facility Agent or (as applicable) the Security Agent with such financial institution (including itself) and for so long as the Facility Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those monies in the Facility Agent’s or (as applicable) the Security Agent’s discretion in accordance with the provisions of this Section 2.03.

(e) Currency Conversion.

(i) For the purpose of, or pending the discharge of, any of the Guaranteed Obligations, the Facility Agent or (as applicable) the Security Agent may convert any moneys received or recovered by the Facility Agent from one currency to another, at the Facility Agent’s spot rate of exchange.

(ii) The obligations of the Guarantor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

(f) Permitted Deductions. The Facility Agent or (as applicable) the Security Agent shall be entitled, in its discretion, (i) to set aside by way of reserve amounts required to meet and (ii)

to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, or as a consequence of performing its duties, or by virtue of its capacity as Facility Agent or (as applicable) the Security Agent under any of the Guaranteed Documents or otherwise (other than in connection with its remuneration for performing its duties under the Guaranteed Documents).

Section 2.04 Discharge; Reinstatement in Certain Circumstances. The Guarantor’s obligations hereunder shall remain in full force and effect until the latest to occur of:

(i) payment in full in cash of all Debt outstanding, together with all interest (including interest accruing on or after the commencement of any proceeding under any Debtor Relief Law, whether or not a claim for such interest is, or would be, allowed in such proceeding under any Debtor Relief Law) and premium thereon, under the Guaranteed Documents and the termination of all Commitments;

(ii) payment in full in cash of all other Guaranteed Obligations that are due and payable or otherwise accrued and owing under the Guaranteed Documents (including legal fees and other expenses, costs or charges in each case payable thereunder and accruing on or after the commencement of any proceeding under any Debtor Relief Law, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such proceeding under any Debtor Relief Law); and

(iii) termination, cancellation or cash collateralization (in an amount reasonably satisfactory to the Facility Agent) of, all Letters of Credit issued or deemed issued under the Guaranteed Documents.

(the occurrence of all of the foregoing being referred to herein as “Discharge of Finance Obligations”).

No payment or payments made by any other Group Obligor or any other Person or received or collected by any Guaranteed Finance Party from any other Group Obligor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder, it being understood that the Guarantor shall, notwithstanding any such payment or payments, remain liable for the Guaranteed Obligations until the Discharge of Finance Obligations. If at any time any payment by any other Group Obligor or any other Person of any Guaranteed Obligation is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any other Group Obligor or other Person or upon or as a result of the appointment of a receiver, intervener or conservator of, or trustee or similar officer for, such other Group Obligor or other Person or any substantial part of its respective property or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. The Guarantor party hereto agrees that payment or performance of any of the Guaranteed Obligations or other acts which toll any statute of limitations applicable to the Guaranteed Obligations shall also toll the statute of limitations applicable to the Guarantor’s liability hereunder.

Section 2.05 Waiver by the Guarantor. The Guarantor hereby waives presentment to, demand of payment from and protest to the Group Obligors of any of the Guaranteed Obligations, and also waives promptness, diligence, notice of acceptance of its guarantee, any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that any Guaranteed Finance Party protect, secure, perfect or insure any Lien or any property subject thereto. The Guarantor further waives any right to require that resort be had by any Guaranteed Finance Party to any security held for payment of the Guaranteed Obligations or to any balance of any deposit, account or credit on the books of the Guaranteed Finance Party in favor of any Group Obligor or any other Person. The Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by Law, and agrees that the Guarantor’s obligations under this Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following (other than, in each case, in connection with the full and final payment and satisfaction of the Guaranteed Obligations, in cash), and waives any rights (including rights to notice) which the Guarantor might otherwise have as a result of or in connection with any of the following:

(i) any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Guaranteed Obligations or any instrument executed in connection therewith, or any contract or understanding with any Group Obligor, any Guaranteed Finance Party, or any of them, or any other Person, pertaining to the Guaranteed Obligations;

(ii) any adjustment, indulgence, forbearance or compromise that might be granted or given by any Guaranteed Finance Party to any Group Obligor or any other Person liable on the Guaranteed Obligations; or the failure of any Guaranteed Finance Party to assert any claim or demand or to exercise any right or remedy against any Group Obligor under the provisions of any Guaranteed Document or otherwise; or any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Guaranteed Document or any other agreement, including with respect to any Group Obligor under this Agreement;

(iii) the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Group Obligor or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of any Group Obligor, or any change, restructuring or termination of the corporate structure or existence of any Group Obligor, or any sale, lease or transfer of any or all of the assets of any Group Obligor, or any change in the shareholders, partners, or members of any Group Obligor; or any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations;

(iv) the invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including the fact that the Guaranteed Obligations, or any part thereof, exceed the amount permitted by Law, the act of creating the Guaranteed Obligations or any part thereof is ultravires, the officers or representatives executing the documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, the Guaranteed Obligations violate applicable usury laws, any Group Obligor has valid defenses, claims or offsets (whether at Law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from such Group Obligor (other than Discharge of Finance Obligations), the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible, legally impossible or unenforceable, or the documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic;

(v) any full or partial release of the liability of any other Group Obligor or of any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations or any part thereof, it being recognized, acknowledged and agreed by the Guarantor that it may be required to pay the Guaranteed Obligations in full without assistance or support of any other Person, and the Guarantor has not been induced to enter into this

Agreement on the basis of a contemplation, belief, understanding or agreement that any party other than the Account Party will be liable to perform the Guaranteed Obligations, or that the Guaranteed Finance Parties will look to any other party to perform the Guaranteed Obligations;

(vi) the taking or accepting of any other security, collateral or guarantee, or other assurance of payment, for all or any part of the Guaranteed Obligations;

(vii) any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent impairment) of any Letter of Credit, collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;

(viii) [reserved];

(ix) the failure of the Guaranteed Finance Party or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

(x) the fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by the Guarantor that the Guarantor is not entering into this Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any collateral;

(xi) [reserved];

(xii) any other action taken or omitted to be taken with respect to the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices the Guarantor or increases the likelihood that the Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of the Guarantor that the Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether or not contemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Guaranteed Obligations in cash;

(xiii) [reserved];

(xiv) the existence of any claim, set-off or other right which the Guarantor may have at any time against any other Group Obligor, any Guaranteed Finance Party or any other Person, whether in connection herewith or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; or

(xv) any other circumstance that might in any manner or to any extent otherwise constitute a defense available to, vary the risk of, or operate as a discharge of, the Guarantor as a matter of Law or equity.

All waivers herein contained shall be without prejudice to the right of the Facility Agent or (as applicable) the Security Agent at its option to proceed against any Group Obligor or any other Person, whether by separate action or by joinder.

Section 2.06 Agreement to Pay; Subordination of Subrogation Claims. In furtherance of the foregoing and not in limitation of any other right that any Guaranteed Finance Party has at Law or in equity against the Guarantor by virtue hereof, upon the failure of any Group Obligor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will forthwith pay, or cause to be paid, or such Guaranteed Finance Party as designated thereby in cash the amount of such unpaid Guaranteed Obligations. Upon payment by the Guarantor of any sums to the Facility Agent or any Guaranteed Finance Party as provided above, all rights of the Guarantor against any other Group Obligor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations and Discharge of Finance Obligations. No failure on the part of any other Group Obligor or any other Person to make any payments in respect of any subrogation, contribution, reimbursement, indemnity or similar right (or any other payments required under applicable Law or otherwise) shall in any respect limit the obligations and liabilities of the Guarantor with respect to its obligations hereunder. If any amount shall erroneously be paid to the Guarantor on account of such subrogation, contribution, reimbursement, indemnity or similar right, such amount shall be held in trust for the benefit of the Guaranteed Finance Parties and shall forthwith be turned over to the Facility Agent in the exact form received by the Guarantor (duly endorsed by the Guarantor to the Facility Agent, if required) to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Guaranteed Documents.

Section 2.07 Stay of Acceleration. If acceleration of the time for payment of any amount payable by any other Group Obligor under or with respect to the Guaranteed Obligations is stayed upon the insolvency or bankruptcy of such other Group Obligor, all such amounts otherwise subject to acceleration under the terms of the Facility any Guaranteed Document or any other agreement or instrument evidencing or securing the Guaranteed Obligations shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Facility Agent or (as applicable) the Security Agent or, following payment in full of the Guaranteed Obligations, the applicable Guaranteed Finance Parties under the applicable Guaranteed Documents, in the manner provided in Section 2.01.

Section 2.08 No Set-Off. No act or omission of any kind or at any time on the part of any Guaranteed Finance Party in respect of any matter whatsoever shall in any way affect or impair the rights of any Guaranteed Finance Party to enforce any right, power or benefit under this Agreement, and no set-off, claim, reduction or diminution of any Guaranteed Obligation or any defense of any kind or nature which the Guarantor has or may have against any other Group Obligor or any Guaranteed Finance Party shall be available against any Guaranteed Finance Party in any suit or action brought by any Guaranteed Finance Party to enforce any right, power or benefit provided for by this Agreement; provided that nothing herein shall prevent the assertion by the Guarantor of any such claim by separate suit or compulsory counterclaim. Nothing in this Agreement shall be construed as a waiver by the Guarantor of any rights or claims which it may have against any Guaranteed Finance Party hereunder or otherwise, but any recovery upon such rights and claims shall be had from such Guaranteed Finance Party separately, it being the intent of this Agreement that the Guarantor shall be unconditionally, absolutely and jointly and severally obligated to perform fully all its obligations, covenants and agreements hereunder for the benefit of each Guaranteed Finance Party.

ARTICLE III

INDEMNIFICATION, SUBROGATION AND CONTRIBUTION

Section 3.01 Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantor may have under applicable Law (but subject to Section 2.06 above), the Account Party agrees that if a payment shall be made by the Guarantor under this Agreement, the Account Party shall indemnify the Guarantor for the full amount of such payment and the Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

Section 3.02 Contribution and Subrogation. The Guarantor agrees (subject to Section 2.06 above) that, if a payment shall be made by any other Group Obligor (other than the

Account Party) under the Guaranteed Documents or assets of any other Group Obligor (other than the Account Party) shall be sold pursuant to any Security Document to satisfy a claim of any Guaranteed Finance Party and such other Group Obligor (the “Claiming Guarantor”) shall not have been fully indemnified by the Account Party, the Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction the numerator of which shall be the net worth of the Guarantor on the date that the obligation(s) supporting such claim were incurred under the Guaranteed Documents and the denominator of which shall be the aggregate net worth of all the Group Obligors (other than the Account Party) on such date. Any such payment by the Guarantor pursuant to this Section 3.02 shall be subrogated to the rights of such Claiming Guarantor under Section 3.01 to the extent of such payment, in each case subject to the provisions of Section 2.06.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.01 Representations and Warranties.

(a) On the date of this Agreement, the Guarantor represents and warrants as follows:

(i) The Guarantor has heretofore furnished to each of the Lenders (including by furnishing the Form 10-K of the Guarantor filed with the SEC) its audited Consolidated balance sheet and Consolidated statements of income and cash flows as at and for the fiscal year ended December 31, 2012, and such financial statements fairly present, in all material respects, the Consolidated financial condition and results of operations of the Guarantor and its Subsidiaries as at the date thereof and for such fiscal year, all in accordance with GAAP;

(ii) The Guarantor has heretofore furnished (including by furnishing the Form 10-Q of the Guarantor filed with the SEC) to each of the Lenders its unaudited Consolidated balance sheet and Consolidated statements of income and cash flows as at and for the nine-month period ended September 30, 2013, and such financial statements fairly present, in all material respects, the Consolidated financial position and results of operations of the Guarantor and its Subsidiaries as at the date thereof and for such nine-month period, all in accordance with GAAP (subject to normal year end audit adjustments and the absence of footnotes);

(iii) The Guarantor has heretofore furnished to each of the Lenders the annual Statutory Statement of each Material Insurance Subsidiary and an equivalent financial statement for each Lloyd’s syndicate in which a Subsidiary of the Guarantor has a membership interest, in each case for the fiscal year ended December 31, 2012, as filed with the applicable Insurance Regulatory Authority, and each such annual Statutory Statement (or, with respect to any Lloyd’s syndicate in which a Subsidiary of the Guarantor has membership interest, such equivalent financial statement filing) presents fairly, in all material respects, the financial position and the results of operations of such Material Insurance Subsidiary or Lloyd’s syndicate, as applicable, as at and for the fiscal year ended December 31, 2012, in accordance with SAP;

(iv) Since December 31, 2012, there has been no Material Adverse Change;

(v) There is no action, proceeding or investigation pending, or to the knowledge of the Guarantor, overtly threatened in writing against the Guarantor or any of its Subsidiaries before any court, governmental agency or arbitrator which (A) is reasonably likely to have a Material Adverse Effect or (B) purports to affect the Guaranteed Documents or the transactions contemplated thereby;

(vi) The Guarantor and each of its Subsidiaries (A) is duly organized, validly existing and (to the extent applicable in respect of the relevant jurisdiction) in good standing under the laws of its jurisdiction of organization, (B) is duly qualified and (to the extent applicable in respect of the relevant jurisdiction) in good standing as a foreign corporation in each other jurisdiction in which it owns or leases Property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing would reasonably be expected to have a Material Adverse Effect and (C) has all requisite corporate power and authority to own or lease and operate its Properties and to carry on its business as now conducted and as proposed to be conducted except as could not reasonably be expected to have a Material Adverse Effect;

(vii) The Guarantor and each of its Subsidiaries is in compliance with all federal, state and local laws and regulations (including, without limitation, all applicable environmental laws and ERISA) applicable to the Guarantor, its Subsidiaries and their respective Properties, except to the extent failure to so comply would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect;

(viii) All material consents, licenses, permits and governmental and third-party consents and approvals required for the due making and performance by the Guarantor of each of the Guaranteed Documents to which the Guarantor is a party have been obtained and remain in full force and effect;

(ix) Each of the Guaranteed Documents to which the Guarantor is a party is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors’ rights generally or general principles of equity;

(x) The making and performance by the Guarantor of each of the Guaranteed Documents to which it is a party are within the Guarantor’s corporate powers, have been duly authorized by all necessary corporate action, and (A) do not contravene the Guarantor’s certificate of incorporation or by-laws or (B) contravene, violate or breach any material contractual restriction binding on the Guarantor or its Subsidiaries or any material law, rule or regulation (including Regulations T, U or X), or any material order, writ, judgment, injunction, decree, determination or award, except for any such contravention, violation or breach referred to in clause (B) which could not reasonably be expected to have a Material Adverse Effect;

(xi) Each of the Guarantor and its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use, all Properties material to its business, and all such Properties are in good working order and condition, ordinary wear and tear excepted, in each case except as would not reasonably be expected to have a Material Adverse Effect;

(xii) The Guarantor and each of its Subsidiaries have paid and discharged all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its Property, except (A) any such tax, assessment, claim or charge that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with Section 4.02(b) or (B) to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect;

(xiii) The Guarantor is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock;

(xiv) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, has resulted or would reasonably be expected to result in a liability to the Guarantor or its ERISA Affiliates in excess of $10,000,000;

(xv) The Guarantor is not an “investment company” as defined in the Investment Company Act of 1940, as amended;

(xvi) (A) Schedule 4.01 hereto is a complete list of the Subsidiaries of the Guarantor, (B) each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 4.01, and (C) the percentage ownership by the Guarantor of each such Subsidiary is as shown in said Schedule 4.01;

(xvii) (A) The Guarantor is Solvent and (B) the Guarantor and its Subsidiaries, on a consolidated basis are Solvent;

(xviii) All written information (other than information of a general economic or industry specific nature) that has been made available by the Guarantor or any of its representatives to any Guaranteed Finance Party in connection with the negotiation of the Guaranteed Documents (including, for the avoidance of doubt, any such information in any confidential information memorandum or related materials provided in connection with the syndication of the Commitments), when taken as a whole, on or as of the dates on which such information was made available, did not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made (after giving effect to all supplements and updates thereto); and

(xix) The Guarantor has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Guarantor, its Subsidiaries and, when acting on its or their behalf, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Guarantor, its Subsidiaries and their respective officers and employees and, to the knowledge of the Guarantor, its directors, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Guarantor, any Subsidiary or to the knowledge of the Guarantor or such Subsidiary any of their respective directors, officers or employees is a Sanctioned Person.

(b) The representations set out in Section 4.01(a)(i), (ii), (iii), (iv), (v), (vi), (ix) and (x) are also deemed to be made by the Guarantor by reference to the facts and circumstances then existing on:

(i) the date of each Utilisation Request; and

(ii) the Commencement Date of each Letter of Credit and every six months after that date until the Expiry Date of that Letter of Credit.

Section 4.02 Affirmative Covenants So long as any amount is outstanding under the Guaranteed Documents or any Commitment is in force, the Guarantor covenants and agrees that:

(a) Reporting Requirements. The Guarantor will furnish to the Facility Agent on behalf of the Lenders:

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Guarantor, the Consolidated balance sheet of the Guarantor and its Subsidiaries as of the last day of such quarter and the related Consolidated statements of income and cash flows for such quarter, in each case setting forth in comparative form the corresponding figures from the corresponding quarter in the previous fiscal year, all prepared in conformity with GAAP and accompanied by a certificate of a Responsible Officer of the Guarantor, which certificate shall state that such financial statements present fairly, in all material respects, the Consolidated financial position of the Guarantor and its Subsidiaries as of the date thereof and the Consolidated results of their operations for the period covered thereby in conformity with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of footnotes);

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Guarantor, the Consolidated balance sheet of the Guarantor and its Subsidiaries as of the last day of such fiscal year and the related Consolidated statements of income and cash flows for such fiscal year, setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP and accompanied by an unqualified report and opinion of independent certified public accountants of national standing and reputation, which shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the Consolidated financial position of the Guarantor and its Subsidiaries as of the date thereof and the Consolidated results of their operations for such year in conformity with GAAP, consistently applied;

(iii) as soon as possible and in any event within five Business Days after the Guarantor obtains knowledge of the occurrence of (i) a “Default” or an “Event of Default” (as such terms are defined in the Hanover Credit Agreement) continuing on the date of such statement or (ii) any Event of Default or Default continuing on the date of such statement, a statement of a Responsible Officer setting forth details of such event and the action which the Guarantor has taken and proposes to take with respect thereto;

(iv) within a reasonable time after filing thereof, copies of all registration statements (without exhibits) and all annual, quarterly and monthly reports (if any) filed by the Guarantor with the SEC and promptly upon the mailing thereof to the shareholders of the Guarantor generally, copies of all financial statements, reports and proxy statements so mailed;

(v) promptly after the Guarantor or any ERISA Affiliate knows or should reasonably know that any ERISA Event has occurred with respect to which the liability or potential liability of the Guarantor or any of its ERISA Affiliates has had or would reasonably be expected to have a Material Adverse Effect, a statement of a Responsible Officer describing such ERISA Event and the action, if any, which the Guarantor or such ERISA Affiliate proposes to take with respect thereto;

(vi) promptly after receipt thereof by the Guarantor or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan where such action would have a Material Adverse Effect;

(vii) promptly after filing with the applicable Insurance Regulatory Authority and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of each Material Insurance Subsidiary and each Lloyd’s syndicate in which a

Subsidiary of the Guarantor has a membership interest, the quarterly Statutory Statement of such Material Insurance Subsidiary for such quarterly fiscal period (or, with respect to each Lloyd’s syndicate in which the Guarantor has a membership interest, an equivalent financial statement of such Lloyd’s syndicate for such quarterly fiscal period);

(viii) promptly after filing with the applicable Insurance Regulatory Authority and in any event within 90 days after the end of each fiscal year of each Material Insurance Subsidiary and each Lloyd’s syndicate in which a Subsidiary of the Guarantor has a membership interest, the annual Statutory Statement of such Material Insurance Subsidiary, including, without limitation, management’s discussion and analysis for such year (or, with respect to any Lloyd’s syndicate in which the Guarantor has a membership interest, an equivalent financial statement of such Lloyd’s syndicate for such year);

(ix) promptly upon the occurrence of any change in the Moody’s Rating or the S&P’s Rating of the Index Debt, or any change in the A.M. Best Financial Strength Rating with respect to any Insurance Subsidiary, notice thereof (for the avoidance of doubt, a change in outlook shall not constitute a change in rating);

(x) promptly upon the commencement of, or any material adverse development in, any litigation, investigation or proceeding against the Guarantor or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, notice thereof with a description thereof in reasonable detail; and

(xi) promptly after request therefor, such other business and financial information respecting the condition or operations, financial or otherwise, of the Guarantor or any of its Material Insurance Subsidiaries as the Facility Agent or any Lender may from time to time reasonably request.

Notwithstanding the foregoing, the obligations in paragraphs (i), (ii) and (iv) of this Section 4.02(a) shall be deemed satisfied with respect to financial information of the Guarantor and its Subsidiaries by the furnishing the Form 10-K or 10-Q or any other document of the Guarantor filed with the SEC, as applicable, on the date (i) on which the Guarantor posts such documents, or provides a link thereto on the Guarantor’s website on the Internet at the website address provided to the Lenders; or (ii) on which such documents are posted on the Guarantor’s behalf on an Internet or intranet website, if any, to which each Lender and the Facility Agent have access (whether a commercial, third-party website or whether sponsored by the Facility Agent); provided that (A) the Guarantor shall deliver paper copies of such documents to the Facility Agent or any Lender that requests in writing (including by electronic mail) the Guarantor to deliver such paper copies and (B) the Guarantor shall notify the Facility Agent (by telecopier or electronic mail) of the posting of any such documents satisfying the obligations in paragraphs (i), (ii) and (iv) of this Section 4.02(a).

The Guarantor will furnish to the Lenders at the time it furnishes its financial statements pursuant to paragraphs (i) and (ii) above, a certificate of a Responsible Officer, in the form of Exhibit A, setting forth reasonably detailed calculations demonstrating that the Guarantor is in compliance with the covenants in Section 4.03. The Guarantor and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 4.02(a) or otherwise are being distributed on an Electronic System, any document or notice that the Guarantor has indicated contains Non-Public Information shall not be posted on that portion of the Electronic System designated for such Public Lenders. The Guarantor agrees to clearly designate all information provided to the Facility Agent by or on behalf the Guarantor which is suitable to make available to Public Lenders. If the Guarantor has not indicated whether a document or notice delivered pursuant to this Section 4.02(a) contains Non-Public Information, the Facility Agent reserves the right to post such document or notice solely on that portion of the Electronic System designated for Lenders who wish to receive material nonpublic information with respect to the Guarantor, its Subsidiaries and their securities.

(b) Payment of Taxes, Etc. The Guarantor will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments, claims and governmental charges or levies imposed upon it or upon its Property, except to the extent that any failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that neither the Guarantor nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, claim or charge that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c) Corporate Existence, Compliance with Laws, Etc. The Guarantor will, and will cause each of its Material Subsidiaries to, (i) preserve and maintain all of its material rights, privileges, licenses and franchises, including all tradenames, patents and other intellectual property necessary for its business, except to the extent the failure to preserve and maintain the same would not reasonably be expected to have a Material Adverse Effect, and (ii) preserve and maintain its legal existence, provided that nothing in this sentence shall prohibit any transaction not otherwise prohibited under Section 4.04(c). The Guarantor will comply, and will cause each of its Subsidiaries to comply, with all applicable laws, statutes, rules, regulations and orders, including, without limitation, ERISA, the PATRIOT Act, Anti-Corruption Laws and applicable Sanctions and all applicable environmental laws, except for any non-compliance which would not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect. The Guarantor will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Guarantor, its Subsidiaries and, when acting on its or their behalf, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(d) Maintenance of Properties, Etc. The Guarantor will maintain and preserve, and will cause each of its Subsidiaries to maintain and preserve, all of its Properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so would not reasonably be expected to have a Material Adverse Effect. The Guarantor will maintain, and cause each of its Subsidiaries to maintain, appropriate and adequate insurance with responsible and reputable insurance companies or associations or with self-insurance programs to the extent consistent with prudent practices of the Guarantor and its Subsidiaries or otherwise customary in their respective industries in such amounts and covering such risks as is customary in the industries in which the Guarantor or such Subsidiary operates.

(e) Keeping of Books. The Guarantor will, and will cause each of its Subsidiaries to, keep proper books of record and account as are necessary to prepare Consolidated financial statements in accordance with GAAP, UKGAAP or SAP, as applicable, in which full and correct entries in all material respects shall be made of all financial transactions and the assets and business of the Guarantor and each such Subsidiary in accordance with GAAP, UKGAAP or SAP, as applicable.

(f) Visitation Rights. The Guarantor will, at any reasonable time during normal business hours and upon reasonable prior notice and from time to time, permit the Facility Agent or any of the Lenders or any agents or representatives thereof (in each case at their own expense (except as described below) and subject to Clause 41 (Confidentiality) of the Facility Agreement) to examine and make copies of and abstracts from the records and books of account of, and visit the Properties of, the Guarantor and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its Subsidiaries with any of their officers or directors; provided that, excluding any such examination or visit during the continuance of an Event of Default, the Facility Agent and the Lenders shall not, collectively, exercise such rights more than once during any calendar year. In addition, subject to customary access agreements, at any time when an Event of Default has occurred and is continuing, the Guarantor will, and will cause its Subsidiaries to, permit the Facility Agent or any of the Lenders or any agents or representatives thereof to discuss the affairs, finances and accounts of the Guarantor and its Subsidiaries with their independent certified public accountants, and the Guarantor will be responsible for the reasonable costs and expenses of the Facility Agent and the Lenders and the agents and representatives thereof incurred in connection with this clause (f).

Section 4.03 Financial Covenants. So long as any amount is outstanding under the Guaranteed Documents or any Commitment is in force, the Guarantor covenants and agrees that:

(a) Minimum Net Worth. The Guarantor will not permit Net Worth as of the last day of any fiscal quarter of the Guarantor to be less than the sum of (i) $1,696,800,000 plus (ii) an amount equal to 50% of the Guarantor’s Consolidated net income (if positive) for such fiscal quarter and for each prior fiscal quarter of the Guarantor ending after November 12, 2013 plus (iii) an amount equal to 50% of the aggregate Net Equity Proceeds of any Equity Issuances made after November 12, 2013.

(b) RBC Ratio. The Guarantor will not permit the RBC Ratio of either HIC or CIC as of the last day of any fiscal quarter of the Guarantor to be less than 175%.

(c) Leverage Ratio. The Guarantor will not permit the Leverage Ratio as of the last day of any fiscal quarter of the Guarantor to be greater than 35%.

Section 4.04 Negative Covenants. So long as any amount is outstanding under the Guaranteed Documents or any Commitment is in force, the Guarantor covenants and agrees that:

(a) Financial Debt. The Guarantor will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Financial Debt, except:

(i) Financial Debt created under the Guaranteed Documents;

(ii) Financial Debt and commitments to provide Financial Debt existing on the date hereof and set forth on Schedule 4.04(a);

(iii) Financial Debt of the Guarantor to any Subsidiary and of any Subsidiary to the Guarantor or any other Subsidiary;

(iv) Financial Debt incurred by Securitization Subsidiaries pursuant to Securitization Transactions;

(v) Financial Debt in respect of capitalized lease obligations, synthetic lease obligations or secured by purchase money security interests, provided that the aggregate principal amount of Financial Debt permitted by this clause (v) shall not exceed $100,000,000 at any time outstanding;

(vi) Guaranties by the Guarantor of Financial Debt incurred by its Subsidiaries otherwise permitted under this Section 4.04(a);

(vii) Financial Debt in respect of Hybrid Securities, Disqualified Equity Interests and Preferred Securities issued by the Guarantor or any trust or other special purpose entity formed by the Guarantor as to which no Subsidiary (other than any such trust or other special purpose entity) of the Guarantor has any obligation;

(viii) Financial Debt in respect of subordinated securities of the Guarantor so long as (a) the obligations of the Guarantor thereunder are unsecured and fully subordinated as to payment and performance in all respects to all of the Obligations of the Guarantor under the Guaranteed Documents, (b) no Subsidiary of the Guarantor has any obligations thereunder and (c) such subordinated securities do not have any required amortization, maturity, mandatory put, redemption, repayment, or other similar provision or requirement, or any cash interest thereon, and in any event is not payable, falling due or capable of falling due, prior to at least 91 days after the Final Maturity Date, provided that the Guarantor shall be permitted to make cash interest payments pursuant to the terms of such other subordinated securities so long as (x) no payment Default or Event of Default under the Hanover Credit Agreement so long as the Hanover Credit Agreement is in full force and effect and, otherwise, under the Facility Agreement has occurred and is continuing and (y) the interest rate in respect thereof shall be based on prevailing market rates at the time of issuance of such other subordinated securities;

(ix) Financial Debt in respect of borrowings from a Federal Home Loan Bank in the ordinary course of business and on ordinary business terms pursuant to a membership in such Federal Home Loan Bank;

(x) [Reserved];

(xi) Financial Debt assumed in connection with any Acquisition, provided that such Financial Debt is not incurred in contemplation of such Acquisition and no other Subsidiary (other than the Subsidiary being acquired, if applicable) has any liability or obligations in respect of such Financial Debt;

(xii) Financial Debt incurred by the Guarantor in addition to the foregoing;

(xiii) Financial Debt incurred by the Subsidiaries of the Guarantor, provided that the aggregate principal amount of Financial Debt permitted by this clause shall not exceed $75,000,000 at any time outstanding;

(xiv) Financial Debt in respect of letters of credit issued for the benefit of Insurance Regulatory Authorities and letters of credit issued in support of funds at the Society and Corporation of Lloyd’s requirements (including any such Financial Debt set forth on Schedule 4.04(a));

(xv) Financial Debt incurred in connection with the Hanover Credit Agreement; provided, that the aggregate principal amount of Financial Debt permitted by this clause shall not exceed $300,000,000; and

(xvi) any extension, renewal or replacement of any of the foregoing Financial Debt that (A) does not include Financial Debt of an obligor that was not an obligor with respect to the Financial Debt being extended, renewed or replaced, (B) does not increase the outstanding principal amount of the Financial Debt being extended, renewed or replaced except by an amount equal to unpaid accrued interest thereon, prepayment premiums not exceeding 5% of the outstanding principal amount of such Financial Debt, and fees and expenses incurred in connection with such extension, renewal or replacement, and by an amount equal to any existing commitments unutilized thereunder and (C) in the case of Financial Debt that is subordinated in right of payment under the Facility, is subordinated to at least the same extent as, and has a maturity not earlier than, and weighted average life to maturity not shorter than, the Financial Debt being renewed or replaced.

For purposes of determining compliance with this Section 4.04(a), the Guarantor will be entitled to divide an item of Financial Debt that meets the criteria of one of the categories of Financial Debt described in clauses (i) through (xv) above between such applicable clause and any other applicable clause.

(b) Liens. The Guarantor will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except Permitted Liens.

(c) Mergers, Etc. The Guarantor will not, and will not permit any of its Material Subsidiaries to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the Property (whether now owned or hereafter acquired) of the Guarantor or such Material Subsidiary to, any Person, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default under the Hanover Credit Agreement so long as the Hanover Credit Agreement is in full force and effect and, otherwise, under the Facility Agreement, shall have occurred and be continuing, (i) any Material Subsidiary may merge into (1) the Guarantor in a transaction in which the Guarantor is the surviving corporation or (2) any other Subsidiary, (ii) any Material Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Guarantor or to another Subsidiary, (iii) any Material Subsidiary may liquidate or dissolve if the Guarantor determines in good faith that such liquidation or dissolution is in the best interests of the Guarantor and is not materially disadvantageous to the Lenders, (d) any Subsidiary may merge into the Guarantor in a transaction in which the Guarantor is the surviving corporation and (iv) the Guarantor and any Material Subsidiary may engage in a disposition permitted by Section 4.04(d).

(d) Disposition of Assets. The Guarantor will not, and will not permit any of its Material Subsidiaries to, sell, lease, transfer or otherwise dispose of any substantial part of its Property, or grant any option or other right to purchase, lease or otherwise acquire any such Property, except (i) sales of inventory and investments in the ordinary course of its business, (ii) sales of assets which are not material to the operation of the Guarantor or such Material Subsidiaries or are no longer used or useful in connection with the operation of the Guarantor or such Material Subsidiaries, (iii) transfers of Property by the Guarantor or any Material Subsidiary to the Guarantor or any other Subsidiary (but to the extent that the Guarantor transfers a substantial portion of its property to any Subsidiaries, such Subsidiaries must enter into a guaranty substantially similar to this Agreement or as otherwise acceptable to the Facility Agent and Security Agent), (iv) dispositions pursuant to Securitization Transactions, (v) dispositions in connection with the CitySquare Project, (vi) dispositions for fair market value of assets acquired after November 12, 2013 in connection with Acquisitions, to the extent that, at the time that the relevant Acquisition was consummated, the Guarantor or such Material Subsidiary planned to sell, lease, transfer or otherwise dispose of such assets and (vii) other dispositions, the net cash proceeds of which, when aggregated with the net cash proceeds of any other such dispositions consummated after November 12, 2013 pursuant to this clause (vii) shall not exceed in the aggregate 5% of the total assets of the Guarantor and its Subsidiaries (determined on a Consolidated basis as of the end of the most recent fiscal quarter for which financial statements are available).

(e) Transactions with Affiliates. The Guarantor will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Guarantor or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Guarantor and its Subsidiaries not involving any other Affiliate.

(f) Line of Business. The Guarantor will not, and will not permit any of its Material Subsidiaries to, make any material change in the nature or conduct of the business of the Guarantor or such Material Subsidiary as conducted on the date hereof.

(g) Anti-dividend-block. Except to the extent required by applicable law, statute, rule, regulation, order or agreement with regulators, the Guarantor will not permit any of its Subsidiaries to agree to or have in effect any contractual restriction on the payment of dividends or the making of other distributions to the Guarantor (each, a “Burdensome Agreement”) other than:

(i) Burdensome Agreements (A) in existence on the date hereof (to the extent not otherwise permitted by this Section 4.04(g)) that are listed on Schedule 4.04(g) hereto and (B) to the extent Burdensome Agreements permitted by clause (A) are contained in an agreement evidencing Financial Debt, any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Financial Debt so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Burdensome Agreement or include any other Subsidiaries as parties thereto;

(ii) Burdensome Agreements that are binding on a Subsidiary of the Guarantor at the time such Person first becomes a Subsidiary of the Guarantor, so long as such Burdensome Agreements were not entered into in contemplation of such Person becoming a Subsidiary of the Guarantor;

(iii) Burdensome Agreements that are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(iv) Burdensome Agreements that are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Subsidiary of the Guarantor;

(v) Burdensome Agreements that are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(vi) Burdensome Agreements that are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(vii) Burdensome Agreements to the extent set forth in an agreement evidencing Financial Debt of the Guarantor permitted under Section 4.04(a).

(viii) Burdensome Agreements entered into by a Securitization Subsidiary in respect of assets financed by such Securitization Subsidiary, or Burdensome Agreements restricting a Securitization Subsidiary in connection with the incurrence of Financial Debt by such Securitization Subsidiary, in each case pursuant to a Securitization Transaction.

(h) Restricted Payments. At any time after the occurrence and during the continuance of any Restricted Payment Event of Default, the Guarantor shall not, directly or indirectly declare or make, or agree to make, directly or indirectly, any Restricted Payment other than Restricted Payments for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Guarantor by any future, present or former employee, director, officer, manager or consultant (or any Immediate Family Member thereof) of the Guarantor or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any future, present or former employee, director, officer, manager or consultant of the Guarantor or any of its Subsidiaries (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Guarantor (or of any direct or indirect parent of the Guarantor) in connection with any such repurchase, retirement or other acquisition or retirement). Notwithstanding the foregoing, the restrictions contained in this Section 4.04(h) shall not prohibit the Guarantor from directly or indirectly declaring or making, or agreeing to make, directly or indirectly, and Restricted Payment at any time when (A) (i) there are no Loans outstanding under the Hanover Credit Agreement and (ii) the Guarantor has delivered to the Administrative Agent (and the Administrative Agent is in possession of) cash collateral in an amount equal to 103% of the aggregate Stated Amount (as defined under the Hanover Credit Agreement) of all Letters of Credit Outstanding thereunder as contemplated by Section 2.06(i) of the Hanover Credit Agreement and (B) the Account Party has delivered to the Facility Agent (and the Facility Agent is in possession of) cash collateral in an amount equal to 100% of any Outstandings under the Facility Agreement.

(i) Amendment to Hanover Credit Agreement. The Guarantor shall not consent to any amendment of the Hanover Credit Agreement that could reasonably be expected to adversely affect the interest of any Guaranteed Finance Party, without the consent of the Facility Agent and the Security Agent.

Section 4.05 Relation to Facility Agreement. For the avoidance of doubt, none of the provisions of this Agreement (including, but not limited to, Section 4.04) shall be deemed to alter or modify in any way the representations, covenants or obligations of the Obligors under the Facility Agreement (including, but not limited to Clause 25 (General Undertakings) of the Facility Agreement).

Section 4.06 Certain Agreements. The Guarantor hereby additionally represents, warrants and covenants as follows:

(a) (i) The Guarantor agrees to comply with each of the covenants contained in the Facility Agreement that impose or purport to impose, through agreements with the Account Party, restrictions or obligations on the Guarantor and (ii) the Guarantor hereby agrees that Clause 33.11 of the Facility Agreement shall be applicable to this Agreement, and references therein to “Obligor” shall be deemed to be references to the Guarantor for the purposes of this Section 4.06(a);

(b) The Guarantor acknowledges that any default in the due observance or performance by the Guarantor of any covenant, condition or agreement contained herein may constitute an Event of Default under Clause 26 (Events of Default) of the Facility Agreement;

(c) The Guarantor has, independently and without reliance upon any Guaranteed Finance Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. The Guarantor has investigated fully the benefits and advantages which will be derived by it from execution of this Agreement, and the Board of Directors (or persons performing similar functions in case of the Guarantor which is not a corporation) of the Guarantor has decided that a direct or an indirect benefit will accrue to the Guarantor by reason of the execution of this Agreement;

(d) (i) This Agreement is not given with actual intent to hinder, delay or defraud any Person to which the Guarantor is or will become, on or after the date hereof, indebted; and (ii) the Guarantor has received at least a reasonably equivalent value in exchange for the giving of this Agreement;

(e) The Guarantor agrees and acknowledges that the Facility Agent is acting as an agent on behalf of itself and the other Guaranteed Finance Parties pursuant to Clause 29 (Role of the Facility Agent and the Arrangers) of the Facility Agreement, and the Security Agent is acting as an agent on behalf of the Overdraft Provider pursuant to Clause 30 (Role of the Security Agent) of the Facility Agreement; and

(f) If the Guarantor agrees after the date hereof to any covenants in the Hanover Credit Agreement that are more stringent or restrictive as to the Guarantor than such limitations or covenants in this Agreement, then this Agreement will be deemed amended automatically, without any further action by the Guarantor, the Facility Agent or any other Person, to benefit from such covenants that are more stringent or restrictive, as the case may be, such that a breach thereof shall constitute a breach of this Agreement, regardless of any waiver or forbearance granted by the creditors under the Hanover Credit Agreement; provided that such limitations and financial covenants shall be deemed included in this Agreement for only so long as the same shall be in effect in the Hanover Credit Agreement. The Guarantor agrees to inform the Facility Agent promptly of any such amendments to the Hanover Credit Agreement and to furnish a copy of the documentation containing such covenants. The Guarantor and the Facility Agent further agree to enter into such amendments to this Agreement as reasonably requested by the Facility Agent or the Guarantor so as to conform this Agreement to the changes contemplated by the first sentence of this Section 4.06(f) (including its proviso), it being understood that the failure to effect any such amendment shall not limit the effectiveness of the first sentence of this Section 4.06(f) (including its proviso).

Section 4.07 Information. The Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the other Group Obligors and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that no Guaranteed Finance Party will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 4.08 Subordination by Guarantor. In addition to the terms of subordination provided for under Section 2.07, the Guarantor hereby subordinates in right of payment all indebtedness of the other Group Obligors owing to it, whether originally contracted with the Guarantor or acquired by the Guarantor by assignment, transfer or otherwise, whether now owed or hereafter arising, whether for principal, interest, fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof, to the prior indefeasible payment in full in cash of the Guaranteed Obligations, whether now owed or hereafter arising, whether for principal, interest (including interest accruing during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding), fees, expenses or otherwise, together with all renewals, extensions, increases or rearrangements thereof.

ARTICLE V

SET-OFF

Section 5.01 Right of Set-Off. In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence of any Event of Default under the Facility Agreement, each Guaranteed Finance Party (and each of its Affiliates) is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of such rights being hereby expressly waived), to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Guaranteed Finance Party (including, without limitation, branches, agencies or Affiliates of such Guaranteed Finance Party wherever located) to or for the credit or account of the Guarantor against obligations and liabilities of the Guarantor then due to the Guaranteed Finance Parties hereunder, under the other Guaranteed Documents or otherwise, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Guaranteed Finance Party subsequent thereto. The Guarantor hereby agrees that to the extent permitted by Law any Person purchasing a participation in the Facility, whether or not acquired pursuant to the arrangements provided for in Clause 27 (Changes to the Lenders) of the Facility Agreement, may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Guaranteed Finance Party.

ARTICLE VI

TAX GROSS-UP AND INDEMNITIES

Section 6.01 Tax Gross-Up.

(a) The Guarantor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b) If a Tax Deduction is required by law to be made by the Guarantor, the amount of the payment due from the Guarantor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; provided, however, in no event shall a Guaranteed Finance Party be entitled to receive a payment from the Guarantor under this Section 6.01(b) in respect of amounts that would not have been entitled to be increased by an Obligor under Clause 13.2 (Tax Gross-Up) of the Facility Agreement.

(c) A payment shall not be increased under paragraph (b) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom if on the date on which the payment falls due:

(i) the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under the Facility Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority provided, however, this clause (i) shall not apply to the extent (x) the relevant Lender is a New Lender that would have been a Qualifying Lender on the date of the Facility Agreement and (y) the corresponding Existing Lender would have received, in respect of a payment, at the time of transfer or assignment to that New Lender, additional amounts with respect to such Tax Deduction pursuant to paragraphs (c) above; or

(ii) the relevant Lender is a Treaty Lender and the Guarantor is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 13.2(g) (Tax Gross-Up) of the Facility Agreement.

(d) A payment shall not be increased under paragraph (b) above by reason of a Tax Deduction on account of Tax imposed by the United States if it relates to:

(i) any Tax that is in effect at such time that a payment is first required to be made by the Guarantor under this Agreement and would apply (even if the proper certificates and documentation were given to the Guarantor) to amounts payable hereunder at such time a Lender becomes a party to the Facility Agreement, or designates a new Facility Office, except to the extent such Lender (or its assignor, if any) was entitled at the time of designation of a new Facility Office (or assignment) to receive additional amounts with respect to such withholding tax pursuant to Section 6.01(b); and

(ii) Taxes imposed as a result of Section 6.01(e)(iii).

(e) In order to establish the amount of Tax Deductions, if any, required by law to be made by the Guarantor on account of Tax imposed by the United States:

(i) Each Lender that is not a “U.S. person” as defined in section 7701(a)(30) of the Code, from time to time as requested in writing by the Guarantor, shall (but only so long as such Lender remains lawfully able to do so) provide the Guarantor with an applicable Internal Revenue Service (“IRS”) Form W-8, as appropriate, or any successor form prescribed by the IRS, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding Tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, or if a Lender is not the beneficial owner of any obligation of the Guarantor (for example, where the Lender is a partnership or participating Lender granting a typical participation), duly completed copies of IRS Form W-8IMY and the applicable IRS Form W-8 or W-9 from each beneficial owner.

(ii) Each Lender that is a “U.S. person” under section 7701(a)(30) of the Code, from time to time as requested in writing by the Guarantor (but only so long as such Lender remains lawfully able to do so), shall provide the Guarantor with an IRS Form W-9 or any successor form certifying that such Lender is exempt from U.S. federal backup withholding Tax.

(iii) For any period with respect to which a Lender has failed to provide the Guarantor with the appropriate form described in Section 6.01(e)(i) or (ii) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of Section 6.01(e)(i) or (ii) above), such Lender shall not be entitled to increase under Section 6.01(b) with respect to Tax Deductions imposed by the United States.

(f) If the Guarantor is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(g) Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Guarantor shall deliver to the Facility Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(h) Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Account Party, the Facility Agent and the other Finance Parties.

Section 6.02 Currency Indemnity.

(a) If any sum due from the Guarantor under the Guaranteed Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i) making or filing a claim or proof against the Guarantor;

(ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Guarantor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b) The Guarantor waives any right it may have in any jurisdiction to pay any amount under the Guaranteed Documents in a currency or currency unit other than that in which it is expressed to be payable.

Section 6.03 Other Indemnities. The Guarantor shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a) the occurrence of any Event of Default;

(b) a failure by any Group Obligor to pay any amount due under a Guaranteed Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 32 (Sharing Among the Finance Parties) of the Facility Agreement;

(c) issuing or making arrangements to issue a Letter of Credit requested by the Account Party in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of the Facility Agreement (other than by reason of default or negligence by that Finance Party alone).

Section 6.04 Indemnity to the Facility Agent and the Security Agent. The Guarantor shall promptly indemnify the Facility Agent and Security Agent against any cost, loss or liability incurred by any of them:

(a) as a result of enforcement of this Agreement;

(b) (acting reasonably at any time other than when a Default is continuing) as a result of the exercise of any of the rights, powers, discretions and remedies vested in the Facility Agent and the Security Agent by the Guaranteed Documents (as applicable) or by law; or

(c) any default by any Group Obligor in the performance of any of the obligations expressed to be assumed by it in the Guaranteed Documents.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be provided in the manner specified in Clause 36 (Notices) of the Facility Agreement, except that in the case of the Guarantor, such notices and communications shall be mailed faxed or delivered to the address or facsimile number as set forth on the signature pages hereto.

Section 7.02 Know Your Customer.

If:

(a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of the Facility Agreement;

(b) any change in the status of the Guarantor or the composition of the shareholders of a Guarantor after the date of this Agreement; or

(c) a proposed assignment or transfer by a Lender of any of its rights and obligations under the Facility Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Guarantor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Guaranteed Documents.

Section 7.03 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided the Guarantor may not assign or transfer any of its interests and obligations without prior written consent of the Facility Agent and Security Agent (and any such purported assignment or transfer without such consent shall be void); provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in Clause 27 (Changes to the Lenders) of the Facility Agreement. Upon the assignment by any Finance Party of all or any portion of its rights and obligations under the Facility Agreement (including all or any portion of its Commitments) or any other Guaranteed Document to any other Person or by any other Guaranteed Finance Party of all or any portion of its rights and obligations under the applicable Guaranteed Document to any other Person, such other Person shall thereupon become vested with all the benefits in respect thereof granted to such transferor or assignor herein or otherwise.

Section 7.04 No Waivers; Non-Exclusive Remedies. No failure or delay on the part of any Guaranteed Finance Party to exercise, no course of dealing with respect to, and no delay in exercising any right, power or privilege under this Agreement or any other Guaranteed Document, or other document or agreement contemplated hereby or thereby shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein and in the other Guaranteed Documents are cumulative and are not exclusive of any other rights or remedies provided by Law.

Section 7.05 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if such amendment or waiver is in writing and is signed by the Guarantor, the Facility Agent and the Security Agent (acting in accordance with the requirements of the Facility Agreement).

Section 7.06 Governing Law; Submission to Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditional, the nonexclusive jurisdiction of such courts. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto hereby irrevocably consents to process being served in any such suit, action or proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to such party’s address referred to in Section 7.01. Each party hereto agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by Law, be taken and held to be valid personal service upon and personal delivery to it. Nothing in this Section 7.06 shall affect the right of any party to serve process in any manner permitted by Law or limit the right of any party to bring proceedings against any other party in the courts of any jurisdiction in connection with the enforcement of and judgment.

Section 7.07 Limitation of Law; Severability.

(a) All rights, remedies and powers provided in this may be exercised only to the extent that the exercise thereof does not violate any applicable provision of Law, and all of the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of Law which may be controlling and be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable Law.

(b) If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by Law: (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Facility Agent, the Security Agent and the other Guaranteed Finance Parties in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provisions in any other jurisdiction.

Section 7.08 Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement shall become effective with respect to the Guarantor when the Facility Agent shall have received counterparts hereof signed by itself and the Guarantor.

Section 7.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.10 Termination. Upon the Discharge of Finance Obligations, this Agreement shall terminate and have no further force or effect.

Section 7.11 Release of Existing Guaranty. The parties hereto, being all of the parties to the Existing Guaranty Agreement, hereby agree that upon, and subject to, the occurrence of the Effective Date, the Guarantor shall be automatically released from its obligations under the Existing Guaranty Agreement, which shall be of no further force and effect. Any release pursuant to this Section 7.11 does not, and shall not be construed to, constitute the satisfaction, discharge or extinguishment of, or affect in any other way any of the Guarantor’s obligations under, this Agreement or any other Guaranteed Document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Guarantor has executed this Agreement as of the day and year first above written.

GUARANTOR:	HANOVER INSURANCE GROUP, INC.

	By:	/s/ David B. Greenfield
		Name:	David B. Greenfield
		Title:	Executive Vice President, Chief Financial Officer and Principal Accounting Officer

The Hanover Insurance Group, Inc.,
Attention: David Greenfield
Telecopy No. 508-926-4587
Email: dgreenfield@hanover.com

with a copy to

The Hanover Insurance Group, Inc.
Attention J. Kendall Huber
Telecopy No. 508-926-1926
Email: jhuber@hanover.com

Acknowledged and Agreed with Respect to Section 3.01:

CHAUCER HOLDINGS PLC

By:	/s/ Johan G. Slabbert
	Name:	Johan G. Slabbert
	Title:	Chief Financial Officer

Agreed to and Accepted:

LLOYDS BANK PLC, as Facility Agent

By:	/s/ Jonathan Ferris
	Name:	Jonathan Ferris
	Title:	Associate Director

Agreed to and Accepted:

LLOYDS BANK PLC, as Security Agent

By:	/s/ Jonathan Ferris
	Name:	Jonathan Ferris
	Title:	Associate Director

[Schedules and exhibit omitted]